As filed with the Securities and Exchange Commission on November 1, 2021

Registration No. 333-176714

Registration No. 333-192587

Registration No. 333-252991

Registration No. 333-257417

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO.  333-176714

REGISTRATION STATEMENT NO.  333-192587

REGISTRATION STATEMENT NO.  333-252991

REGISTRATION STATEMENT NO.  333-257417

UNDER THE SECURITIES ACT OF 1933

VEREIT, INC.

(Rams MD Subsidiary I, Inc., as successor by merger to VEREIT, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	45-2482685
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Realty Income Corporation

11995 El Camino Real

San Diego, CA 92130

(Address and Zip Code of Principal Executive Office)

VEREIT, Inc. Equity Plan (f/k/a American Realty Capital Properties, Inc. Equity Plan)

VEREIT, Inc. Non-Executive Director Stock Plan (f/k/a the American Realty Capital Properties, Inc. Non-Executive Director Stock Plan)

VEREIT, Inc. 2021 Equity Incentive Plan

(Full titles of the plans)

Michelle Bushore, Esq.

Executive Vice President, Chief Legal Officer,

General Counsel and Secretary

Realty Income Corporation

11995 El Camino Real

San Diego, CA 92130

(Name, address, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) filed by the successor entity of VEREIT, Inc., a Maryland real estate investment trust (“VEREIT”), deregisters all shares of common stock of VEREIT, par value $0.01 per share (the “Common Shares”), that remain unsold under the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by VEREIT with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement on Form S-8 (No. 333-176714), which was filed with the Commission on September 7, 2011, pertaining to the registration of 589,000 Common Shares issuable under the VEREIT, Inc. Equity Plan (f/k/a American Realty Capital Properties, Inc. Equity Plan) and 99,000 Common Shares issuable under the VEREIT, Inc. Non-Executive Director Stock Plan (f/k/a the American Realty Capital Properties, Inc. Non-Executive Director Stock Plan).

•                  Registration Statement on Form S-8 (No. 333-192587), which was filed with the Commission on November 27, 2013, pertaining to the registration of 20,514,421 Common Shares issuable under the VEREIT, Inc. Equity Plan (f/k/a American Realty Capital Properties, Inc. Equity Plan).

•                  Registration Statement on Form S-8 (No. 333-252991), which was filed with the Commission on February 11, 2021, pertaining to the registration of 1,090,000 Common Shares issuable under the VEREIT, Inc. Equity Plan (f/k/a American Realty Capital Properties, Inc. Equity Plan).

•                  Registration Statement on Form S-8 (No. 333-257417), which was filed with the Commission on June 25, 2021, pertaining to the registration of 8,778,834 Common Shares issuable under the VEREIT, Inc. 2021 Equity Incentive Plan and 336,031 Common Shares issuable under the VEREIT, Inc. Equity Plan (f/k/a American Realty Capital Properties, Inc. Equity Plan).

Effective on November 1, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of April 29, 2021 (as amended, the “Merger Agreement”), by and among VEREIT, VEREIT Operating Partnership, L.P., a Delaware limited partnership (“VEREIT OP”), Realty Income Corporation, a Maryland corporation (“Realty Income”), Rams MD Subsidiary I, Inc., a Maryland corporation and a direct wholly owned subsidiary of Realty Income (“Merger Sub 1”) and Rams Acquisition Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Realty Income (“Merger Sub 2”), (i) Merger Sub 2 merged with and into VEREIT OP, with VEREIT OP continuing as the surviving entity, and (ii) immediately thereafter, VEREIT merged with and into Merger Sub 1, with Merger Sub 1 continuing as the surviving corporation as a wholly owned subsidiary of Realty Income (together, the “Mergers”).

In connection with the completion of the Mergers and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statements have been terminated. In accordance with undertakings made by VEREIT in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, VEREIT hereby removes from registration any and all securities registered but unsold under each of the Registration Statements. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 1st day of November, 2021.

RAMS MD SUBSIDIARY I, INC., as successor by merger to VEREIT, INC.

By:	/s/ Michelle Bushore
	Name:	Michelle Bushore
	Title:	Executive Vice President, Chief Legal Officer, General Counsel and Secretary

*                                         Pursuant to Rule 478 under Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.

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